                                       Filed Pursuant to Rule 424(b)(3)
                                       Registration Nos. 333-43177 and 333-19801


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     Subject to completion. August 3, 2001

       PROSPECTUS SUPPLEMENT
       (TO PROSPECTUSES DATED JANUARY 7, 1998 AND FEBRUARY 4, 1997)

       HEALTH CARE REIT LOGO

       $150,000,000

               % NOTES DUE AUGUST     , 2007
       - We are offering and selling $150,000,000 in aggregate principal amount
         of our      % Notes due August   , 2007. We will receive the proceeds
         from the sale of the Notes.

       - Interest on the Notes will accrue from August   , 2001. We will pay
         interest on the Notes on February 15 and August 15 of each year,
         beginning February 15, 2002. The Notes will mature on August   , 2007.

       - The Notes are unsecured and rank equally with all of our other unsecured and senior indebtedness.

                                                                        PER
                                                                        NOTE        TOTAL
         Initial public offering price                                       %   $
         Underwriting discounts and commissions                              %   $
         Our proceeds, before expenses                                       %   $

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUSES ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The underwriters expect to deliver the Notes in book-entry form through
       the facilities of The Depository Trust Company on or about August   ,
       2001, against payment therefor in immediately available funds.

         DEUTSCHE BANC ALEX. BROWN  UBS WARBURG
         Sole Book-Running Manager

                                      Co-Managers

         LEGG MASON WOOD WALKER                     RAYMOND JAMES
              INCORPORATED

       Prospectus Supplement dated August   , 2001

                         PROSPECTUS SUPPLEMENT SUMMARY

     THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS SUPPLEMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE PROSPECTUSES CAREFULLY. IN THIS PROSPECTUS SUPPLEMENT, "HEALTH CARE REIT," "WE," "US," "OUR" OR THE "COMPANY" REFER TO HEALTH CARE REIT, INC. AND ITS SUBSIDIARIES.

                               ABOUT OUR COMPANY

     Health Care REIT, Inc. is a self-administered real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

     As of June 30, 2001, our investment portfolio included 146 assisted living facilities, 48 nursing homes and 9 specialty care facilities comprising $1,113,896,000 in real estate investments.

     Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, and our telephone number is (419) 247-2800.

                                  OUR STRATEGY

     We seek to increase funds from operations and enhance shareholder value through relationship investing with public and emerging health care chains. The primary components of our strategy include:

     - Relationship Investing. We establish relationships with emerging health care companies and seek to provide financing throughout their growth cycles. We target companies with experienced management teams, substantial insider ownership interests, venture capital backing and significant growth potential.

     - Portfolio Management. We derive portfolio strength from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with corresponding recurring income and funds from operations. Generally, our operating leases extend for 10 to 15 years and our mortgage loans provide five to seven years of prepayment protection. At June 30, 2001, the average life of our portfolio was nine years, with 84% of our annualized revenue derived from investments that mature after the year 2004.

     - Depth of Management. Our management team includes six individuals with a total of over 99 years of experience in health care and real estate finance.

                                     THE OFFERING

SECURITIES OFFERED............   $150,000,000 aggregate principal amount of
                                 Notes (the "Notes").

MATURITY......................   August   , 2007.

INTEREST PAYMENT DATES........   Semi-annually on February 15 and August 15
                                 commencing February 15, 2002.

RANKING.......................   The Notes will be our senior and unsecured
                                 obligations and will rank equally with all of our other unsecured and senior indebtedness.
                                 See "Description of Other Indebtedness."

RATINGS.......................   The Notes have been rated "Ba1" by Moody's and
                                 "BBB-" by Standard & Poor's and Fitch IBCA Duff
                                 & Phelps.

USE OF PROCEEDS...............   The net proceeds from the sale of the Notes
                                 will be used to invest in additional health care property investments. Pending such use, the proceeds will be used primarily to repay borrowings under our revolving lines of credit arrangements, which had an outstanding balance of $53.7 million at August 1, 2001.

OPTIONAL REDEMPTION...........   The Notes are redeemable at any time at our
                                 option, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to the Notes (or portion thereof). See "Description of Notes -- Optional
                                 Redemption."

CERTAIN COVENANTS.............   The Notes and the Supplemental Indenture under
                                 which they will be issued contain various covenants including the following:

                                 - We will covenant in our Supplemental
                                   Indenture not to pledge or otherwise subject to any lien, any of our property or assets or our subsidiaries unless the Notes are secured equally and ratably with all other obligations so secured. This covenant will not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 10% of our Consolidated Net Tangible Assets. In addition, this covenant will not apply to certain of our other obligations as more fully explained in "Description of Notes -- Certain Covenants."

                                 - We will also covenant in the Supplemental
                                   Indenture that we will not incur or otherwise become liable for any Senior Debt unless the outstanding principal amount of all of our Senior Debt will not, at the time we incur it and after giving effect to our incurrence of that debt and to any concurrent transactions, exceed the greater of (i) 150% of Capital Base or (ii) 225% of Tangible Net Worth.

                                 - We will also covenant in the Supplemental
                                   Indenture that we will have or maintain, on a consolidated basis, as of the last day of each of our fiscal quarters, Interest Coverage of not less than 150%.

SINKING FUND..................   The Notes are not entitled to any sinking fund
                                 payments.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectuses include and incorporate by reference "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

                                  THE COMPANY

     Health Care REIT, Inc. is a self-administered real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. As of June 30, 2001, long-term care facilities, which include nursing homes and assisted living facilities, comprised approximately 90% of our investment portfolio. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

     As of June 30, 2001, we had approximately $1.1 billion of real estate investments, including credit enhancements, in 203 facilities located in 33 states and managed by 39 different operators. At that date, the portfolio included 146 assisted living facilities, 48 nursing homes and 9 specialty care facilities.

     We seek to increase funds from operations and enhance shareholder value through relationship investing with public and emerging health care chains. The primary components of this strategy are set forth below.

     Relationship Investing. We establish relationships with emerging health care companies and provide financing throughout their growth cycles. We target companies with experienced management teams, substantial insider ownership interests, venture capital backing and significant growth potential.

     By maintaining close ties to health care operators, we are able to provide value added services and monitor our investments on an ongoing basis. Investments are designed to support the operator's business plan. Our investment programs typically include a two- to three-year, multi-facility financing commitment with common terms and maturities, and periodic review of the program's continued efficacy. Economic terms typically include annual rate increases and fair market value based purchase options in operating leases.

     By maintaining relationships within the health care venture capital community, we identify potential new investment opportunities. In turn, because of our experience, knowledge and contacts within various sectors of the health care industry, we are able to assist venture capital firms in identifying new portfolio company investment opportunities.

     Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with corresponding recurring income and funds from operations. Generally, operating leases extend for 10 to 15 years and mortgage loans provide five to seven years of prepayment protection. At June 30, 2001, the average life of our portfolio was nine years, with 84% of our annualized revenue derived from investments that mature after the year 2004.

     In addition, we believe that our portfolio has been strengthened by our ability to identify early trends in the health care sector and to seek the best risk-reward allocation within the long-term care sector. In 1991, we initiated a review and analysis of the assisted living industry and made our first investment in this sector in 1992. We allocated most of our investment dollars to the assisted living sector in the eight year period 1993 through 2000 due to the favorable risk-reward relationship in that sector and a concern that revenues in the skilled nursing sector were not sustainable. In 1998, Congress changed the Medicare reimbursement system converting it from a cost-based to a capitation system with significant reduction in reimbursement amounts. These changes created many difficulties in the skilled nursing sector in the period 1998 through 2000, especially for larger, highly leveraged public companies that had a dependency on ancillary revenues. Our decision to reallocate away from skilled nursing facility investments to assisted living drove the percentage of skilled nursing investments in our portfolio from 69% in 1992 to 24% at June 30, 2001, and the percentage of assisted living investments from 18% in 1992 to 66% at June 30, 2001. By overweighting assisted living investments, we avoided most of the difficulties of the nursing home sector; however, our challenge then was to "season" the assisted living component of our portfolio. This process involved overseeing the construction and fill-up of new state of the art, purpose built, prototypical facilities.

     The seasoning of the assisted living portfolio was substantially complete by June 30, 2001, as 78% of our investment portfolio had stabilized. The stabilized property percentage is expected to reach approximately 85% by December 31, 2001. At June 30, 2001, we had overseen the stabilization of 118 facilities with an investment balance of approximately $525 million. Assuming the continuing successful seasoning anticipated by December 31, 2001, the number of facilities stabilized is anticipated to reach 128 with a total investment amount of $603 million. This investment focus has produced a modern, state of the art real estate portfolio with an average facility age of approximately five years.

     Due to the restoration of portions of the Medicare reimbursement system by Congress and the successful repositioning of many of the skilled nursing operators, we have reevaluated our investment weightings and are now seeking both seasoned skilled nursing and assisted living facility investments operated by experienced health care operators with a strong operating history and culture.

     Depth of Management. Our management team is comprised of six individuals with over 99 years of experience in health care and real estate finance. George
L. Chapman has been a member of senior management for over ten years and in 1996 became our Chairman and Chief Executive Officer. Mr. Chapman and the management team have successfully implemented our investment strategy of emphasizing relationship financings with established and emerging health care operators.

THE PORTFOLIO

The following table reflects our portfolio as of June 30, 2001:

                                                                             NUMBER
                                                   PERCENTAGE     NUMBER       OF     INVESTMENT      NUMBER       NUMBER
            TYPE OF               INVESTMENTS(1)       OF           OF       BEDS/     PER BED/         OF           OF
            FACILITY              (IN THOUSANDS)   PORTFOLIO    FACILITIES   UNITS     UNIT(2)     OPERATORS(3)   STATES(3)
            --------              --------------   ----------   ----------   ------   ----------   ------------   ---------
Assisted Living Facilities......    $  737,447         66%         146       9,784     $75,971          23           29
Nursing Homes...................       273,689         24           48       6,477      42,256          15           15
Specialty Care Facilities.......       114,185         10            9       1,389      82,206           6            5
                                    ----------        ---          ---       ------
  Totals........................    $1,125,321        100%         203       17,650
                                    ==========        ===          ===       ======

------------
(1) Investments include gross real estate investments and credit enhancements, which amounted to $1,113,896,000 and $11,425,000, respectively.

(2) Investment Per Bed/Unit was computed by using the total investment amount of $1,131,177,000 which includes gross real estate investments, unfunded commitments for which initial funding has commenced, and credit enhancements which total $1,113,896,000, $5,856,000 and $11,425,000, respectively.

(3) We have investments in properties located in 33 states, managed by 39 different operators.

     In the fourth quarter of 1999, we announced a non-core asset disposition program to provide liquidity and permit us to maintain our conservative leverage position and strong credit profile. This disposition program resulted in a 9% decrease in total assets from December 31, 1999 to June 30, 2001. As a result of the smaller asset base, revenues and funds from operations decreased by 5% and 4%, respectively, for the quarter ended June 30, 2001 compared to the quarter ended June 30, 2000.

     In determining whether to finance a facility, we place primary emphasis on the experience of the operator, the feasibility of the project, the financial strength of the borrower or lessee, the amount of security available to support the financing and the amount of capital that is being committed to the project by the borrower or lessee. In addition, we consider a variety of other factors, including the site's suitability, facility appraisal and environmental reports and the existence of certificate of need procedures or other barriers that limit the entry of competing facilities into the community.

     We regularly monitor our investments through a variety of methods depending on the operator and type of facility. These procedures include the receipt and review of facility and guarantor financial statements, periodic site visits, property reviews and conferences with operators. Such reviews of operators and facilities generally encompass licensure and regulatory compliance materials and reports, contemplated building improvements and other material developments.

     Investments are typically structured using operating leases or mortgage loans which are normally secured by guarantees and/or letters of credit. In addition, multi-property investments are typically cross-collateralized and/or cross-defaulted. We typically finance up to 90% of the appraised value of the property.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes are estimated to be $148.5 million. The proceeds will be used to invest in health care property investments. Pending such use, the proceeds will be used to repay borrowings under our revolving lines of credit arrangements, which had an outstanding balance of $53.7 million at August 1, 2001, and the balance will be invested in short-term income producing investments.

                              RECENT DEVELOPMENTS

     In June 2001, we sold 3,450,000 shares of common stock that generated net proceeds to us of $74,313,000.

                 PRICE RANGE OF SHARES AND DISTRIBUTION HISTORY

     Our common stock is traded on the New York Stock Exchange under the symbol "HCN." As of June 30, 2001, there were 4,827 holders of record of our common stock. The following table sets forth, for the periods shown, the high and low sale prices for our common stock as reported on the NYSE composite tape and the distributions paid by us. On August 2, 2001, the last reported sale price of our common stock as reported by the NYSE was $24.80 per share.

                                                PRICE OF SHARES
                                              --------------------    DISTRIBUTIONS
                                                HIGH        LOW         PER SHARE
                                              --------    --------    -------------
1999
     First Quarter..........................  $26.6250    $21.1875       $0.560
     Second Quarter.........................   25.6250     20.7500        0.565
     Third Quarter..........................   23.8750     19.3125        0.570
     Fourth Quarter.........................   20.0000     14.6875        0.575
2000
     First Quarter..........................  $17.4375    $14.7500       $0.580
     Second Quarter.........................   16.7500     13.8125        0.585
     Third Quarter..........................   19.2500     16.1875        0.585
     Fourth Quarter.........................   18.2500     15.9400        0.585
2001
     First Quarter..........................  $21.1600    $16.0625       $0.585
     Second Quarter.........................   23.9900     20.8700        0.585
     Third Quarter (through August 2,
       2001)................................   25.3500     23.5500            *

------------

* The current annualized dividend rate is $2.34. The most recent quarterly dividend was paid on May 21, 2001 to shareholders of record as of May 1, 2001. The next quarterly dividend will be paid on August 20, 2001 to shareholders of record as of July 31, 2001 and will represent our 121st consecutive quarterly dividend.

     Under the real estate investment trust rules of the Internal Revenue Code of 1986, as amended, we are required to pay at least 90% of our ordinary taxable income as dividends in order to avoid taxation as a corporation. The declaration of dividends is discretionary with our Board of Directors and depends upon our distributable funds, financial requirements, tax considerations and other factors. Decisions with respect to the distribution of capital gains are made on a case-by-case basis. A portion of our dividends paid may be deemed either capital gain income or a return of capital, or both, to our shareholders. We provide our shareholders an annual statement which designates the taxability of our dividends.

     We have a dividend reinvestment plan under which shareholders of record may invest all or a portion of their dividends and up to an additional $5,000 per quarter to purchase additional shares.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2001, and as adjusted to give effect to the sale of the Notes and the application of the estimated proceeds.

                                                                    JUNE 30, 2001
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
Debt:
  Borrowings under unsecured line of credit
     arrangements(1)........................................  $   61,500    $       --
  Borrowings under secured line of credit arrangements......      64,000        64,000
  Senior Notes Due 2002.....................................      20,000        20,000
  Senior Notes Due 2003.....................................      35,000        35,000
  Senior Notes Due 2004.....................................      40,000        40,000
  Senior Notes Due 2006.....................................      50,000        50,000
  Senior Notes Due 2007.....................................          --       150,000
  Senior Notes Due 2008.....................................     100,000       100,000
  Other long-term obligations...............................         818           818
                                                              ----------    ----------
Total Debt..................................................     371,318       459,818
Shareholders' equity:
  Preferred Stock, $1.00 par value; Authorized -- 10,000,000 shares
     Series B Cumulative Redeemable Preferred
       Stock -- 3,000,000 shares issued and outstanding.....      75,000        75,000
     Series C Cumulative Convertible Preferred
       Stock -- 3,000,000 shares issued and outstanding.....      75,000        75,000
  Common Stock, $1.00 par value; Authorized -- 40,000,000
     shares; Issued and outstanding -- 31,881,000(2)........      32,389        32,389
  Capital in excess of par value............................     601,501       601,501
  Overdistributed net income................................     (13,564)      (13,564)
  Accumulated other comprehensive loss......................      (1,159)       (1,159)
  Unamortized restricted stock..............................      (3,720)       (3,720)
                                                              ----------    ----------
Total shareholders' equity..................................     765,447       765,447
                                                              ----------    ----------
          Total capitalization..............................  $1,136,765    $1,225,265
                                                              ==========    ==========

------------

(1) Approximately $53.7 million was outstanding under our revolving lines of credit arrangements at August 1, 2001.

(2) Excludes: (i) 1,581,629 shares of common stock reserved for issuance pursuant to our 1995 Incentive Stock Option Plan; (ii) 41,750 shares of common stock reserved for issuance under our Stock Incentive Plan for Non-Employee Directors; and (iii) 960,455 shares of common stock reserved for issuance under our dividend reinvestment plan.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the five years ended December 31, 2000 are derived from our audited consolidated financial statements. The financial data for the six month periods ended June 30, 2001 and June 30, 2000 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operation for these periods. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing in our 2000 Annual Report on Form 10-K and incorporated by reference herein.

                                                                                                      SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,                         ENDED JUNE 30,
                                   ----------------------------------------------------------   -----------------------
                                     1996       1997        1998         1999         2000         2000         2001
                                   --------   --------   ----------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues.........................  $ 54,402   $ 73,308   $   97,992   $  129,307   $  136,954   $   69,271   $   65,342
Expenses:
  Interest expense...............    14,635     15,365       18,030       26,916       34,622       17,682       16,089
  Provision for depreciation.....     2,427      5,287       10,254       17,885       22,706       10,574       13,778
  General and administrative and
    other expenses(1)............     5,856      6,178        7,399        8,868        9,570        4,934        5,149
  Loss on investments............       808         --           --           --        2,000           --           --
                                   --------   --------   ----------   ----------   ----------   ----------   ----------
Total expenses...................    23,726     26,830       35,683       53,669       68,898       33,190       35,016
                                   --------   --------   ----------   ----------   ----------   ----------   ----------
Net income.......................    30,676     46,478       62,309       75,638       68,056       36,081       30,326
Preferred Stock dividends........        --         --        4,160       12,814       13,490        6,738        6,752
Net income available to common
  shareholders...................  $ 30,676   $ 46,478   $   58,149   $   62,824   $   54,566   $   29,343   $   23,574
                                   ========   ========   ==========   ==========   ==========   ==========   ==========
PER SHARE:
Net income available to common
  shareholders:
  Basic..........................  $   2.18   $   2.15   $     2.27   $     2.23   $     1.92   $     1.04         0.82
  Diluted........................      2.17       2.12         2.24         2.21         1.91         1.03         0.81
Dividends paid per share of
  Common Stock...................      2.08       2.11         2.19         2.27        2.335        1.165        1.170
BALANCE SHEET DATA:
Real estate investments, net.....  $512,894   $716,193   $1,047,511   $1,241,722   $1,121,419   $1,136,887   $1,107,535
Total assets.....................   519,831    734,327    1,073,424    1,271,171    1,156,904    1,169,326    1,152,752
Total debt.......................   184,395    249,070      418,979      538,842      439,752      442,682      371,318
Total liabilities................   194,295    264,403      439,665      564,175      458,297      464,614      387,306
Total shareholders' equity.......   325,536    469,924      633,759      706,996      698,607      704,712      765,447
OTHER DATA:
Average number of shares
  outstanding:
  Basic..........................    14,093     21,594       25,579       28,128       28,418       28,350       28,802
  Diluted........................    14,150     21,929       25,954       28,384       28,643       28,579       29,137
Cash available for
  distribution(2)................  $ 36,705   $ 56,856   $   72,650   $   89,694   $   87,262   $   38,014   $   34,078
Consolidated ratio of earnings to
  fixed charges (unaudited)(3)...      2.93       3.40         3.05         2.83         2.66         2.70         2.65

------------

(1) General and administrative and other expenses include loan expense, provision for loan losses and other operating expenses.

(2) Cash available for distribution is defined as net cash provided from operating activities, but does not consider the effects of changes in operating assets and liabilities such as other receivables and accrued expenses. We use cash available for distribution in evaluating investments and our operating performance. Cash available for distribution does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs, and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

(3) For purposes of calculating our unaudited ratio of earnings to fixed charges for the periods indicated, "Earnings" include net income, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and capitalized interest. "Fixed Charges" consists of interest on all indebtedness and the amortization of loan expenses.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2001, the Company's net real estate investments totaled $1,107,535,000 which included 146 assisted living facilities, 48 nursing facilities and nine specialty care facilities. Depending upon the availability and cost of external capital, the Company anticipates making additional investments in health care related facilities. New investments are funded from temporary borrowings under the Company's line of credit arrangements, internally generated cash and the proceeds derived from asset sales. Permanent financing for future investments, which replaces funds drawn under the line of credit arrangements, is expected to be provided through a combination of private and public offerings of debt and equity securities and the assumption of secured debt. The Company believes its liquidity and various sources of available capital are sufficient to fund operations, meet debt service and dividend requirements and finance future investments.

     In March 2001, the Company completed its approximately $200 million asset divestiture program that it announced in October, 1999 in a response to a lack of capital for health care REITs and long-term care companies. This program strengthened the Company's portfolio and generated liquidity, enhancing the Company's balance sheet. The completion of this program positioned the Company for new investment opportunities.

     During the first half of 2001, improved operating results in the public nursing home sector, reduced development of new assisted living facilities and a shift in equity funds flow back into income-oriented investments generated new access to appropriately priced capital for health care REITs.

     In June, 2001, the Company issued 3,450,000 shares of Common Stock, $1 par value, at a price of $22.75 per share, which generated net proceeds of $74,313,000. Pending their use to invest in additional health care properties, the proceeds were used primarily to pay down borrowings under the Company's line of credit arrangements.

     As of June 30, 2001, the Company had a total outstanding debt balance of $371,318,000 and shareholders' equity of $765,447,000 which represents a debt to equity ratio of .49 to 1.0, and a debt to total capitalization ratio of .33 to 1.0.

     As of June 30, 2001, the Company had an unsecured revolving line of credit expiring March 31, 2003 in the amount of $150,000,000 bearing interest at the lender's prime rate or LIBOR plus 1.5%. In addition, the Company had an unsecured revolving line of credit in the amount of $25,000,000 bearing interest at the lender's prime rate expiring June 30, 2002. At June 30, 2001, under the Company's line of credit arrangements, available funding, subject to customary lending conditions, totaled $113,500,000.

RESULTS OF OPERATIONS FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2001 VS. JUNE 30, 2000

     Revenues were comprised of the following:

                         THREE MONTHS                             YEAR TO DATE
                             ENDED                                   THROUGH
                           JUNE 30,             CHANGE              JUNE 30,             CHANGE
                       -----------------   -----------------    -----------------   -----------------
                        2001      2000        $         %        2001      2000        $         %
                       -------   -------   -------   -------    -------   -------   -------   -------
                        (IN THOUSANDS)
Rental income........  $23,863   $22,087   $ 1,776      8.04%   $46,471   $43,718   $ 2,753      6.30%
Interest income......    7,842    10,192    (2,350)   -23.06%    16,787    21,713    (4,926)   -22.69%
Commitment fees and
  other income.......    1,037     1,591      (554)   -34.82%     1,927     3,266    (1,339)   -41.00%
Prepayment fees......       --        57       (57)  -100.00%       134        57        77    135.09%
                       -------   -------   -------   -------    -------   -------   -------   -------
    Total............  $32,742   $33,927   $(1,185)    -3.49%   $65,319   $68,754   $(3,435)    -5.00%
                       =======   =======   =======   =======    =======   =======   =======   =======

     For the three months and six months ended June 30, 2001, the Company generated increased rental income as a result of the completion of real property construction projects for which the Company began receiving rent and the purchase of properties previously financed by the Company. This offset a reduction in interest income due to the repayment of mortgage loans and the purchase of properties previously financed by the Company with mortgage loans. Commitment fees and other income decreased as a result of the completion of construction projects and curtailment of investing activity.

     Expenses were comprised of the following:

                          THREE MONTHS                           YEAR TO DATE
                              ENDED                                 THROUGH
                            JUNE 30,            CHANGE             JUNE 30,             CHANGE
                        -----------------   ---------------    -----------------   ----------------
                         2001      2000       $        %        2001      2000        $        %
                        -------   -------   ------   ------    -------   -------   -------   ------
                         (IN THOUSANDS)
Interest expense......  $ 7,977   $ 8,581   $ (604)   -7.04%   $16,089   $17,682   $(1,593)   -9.01%
Loan expense..........      389       286      103    36.01%       764       604       160    26.49%
Provision for
  depreciation........    6,992     5,311    1,681    31.65%    13,778    10,574     3,204    30.30%
Provision for
  losses..............      250       250       --       --        500       500        --       --%
General and admin.
  expenses............    2,034     1,930      104     5.39%     3,885     3,830        55     1.44%
                        -------   -------   ------   ------    -------   -------   -------   ------
    Total.............  $17,642   $16,358   $1,284     7.85%   $35,016   $33,190   $ 1,826     5.50%
                        =======   =======   ======   ======    =======   =======   =======   ======

     The decrease in interest expense for both the three-month and year-to-date periods was primarily due to lower average borrowings on the Company's lines of credit and senior notes partially offset by a reduction in the amount of capitalized interest offsetting interest expense. The Company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the Company. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest which approximates the Company's cost of financing. Capitalized interest for the three-month and year-to-date periods totaled $205,000 and $539,000, respectively, as compared with $953,000 and $2,174,000 for the same periods in 2000.

     The provision for depreciation increased over the comparable periods in 2000 primarily as a result of additional investments in properties owned directly by the Company.

     General and administrative expenses as a percentage of revenue for the three-month and year-to-date periods were 6.21% and 5.95% as compared with 5.69% and 5.57% for the same periods in 2000.

     Other items:

                                     THREE MONTHS                     YEAR TO DATE
                                         ENDED                           THROUGH
                                       JUNE 30,         CHANGE          JUNE 30,         CHANGE
                                    ---------------   -----------    ---------------   -----------
                                     2001     2000      $      %      2001     2000      $      %
                                    ------   ------   -----   ---    ------   ------   -----   ---
                                    (IN THOUSANDS)
Gain on sales of properties.......  $   23   $  394   $(371)  -94%   $   23   $  517   $ 494   -96%
Preferred dividends...............   3,376    3,376      --    --     6,752    6,738      14    --%

     As a result of the various factors mentioned above, net income available to common shareholders for the three-month and year-to-date periods was $11,747,000, or $0.40 per diluted share, and $23,574,000, or $0.81 per diluted share, respectively, as compared with $14,587,000, or $0.51 per diluted share, and $29,343,000, or $1.03 per diluted share for the comparable periods in 2000.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 VS. DECEMBER 31, 1999

     Revenues were comprised of the following:

                                              YEAR ENDED                  CHANGE
                                    ------------------------------    --------------
                                    DEC. 31, 2000    DEC. 31, 1999       $        %
                                    -------------    -------------    -------    ---
                                            (IN THOUSANDS)
Rental income.....................    $ 88,312         $ 72,700       $15,612     21%
Interest income...................      41,064           48,076        (7,012)   -15%
Commitment fees and other income..       5,837            6,263          (426)    -7%
Prepayment fees...................          57            1,565        (1,508)   -96%
                                      --------         --------       -------    ---
     Totals.......................    $135,270         $128,604       $ 6,666      5%
                                      ========         ========       =======    ===

     The Company generated increased rental income as a result of the completion of real property construction projects for which the Company began receiving rent and the purchase of properties previously financed by the Company. This offsets a reduction in interest income due to the repayment of mortgage loans and the purchase of properties previously financed by the Company.

     Expenses were comprised of the following:

                                              YEAR ENDED                  CHANGE
                                    ------------------------------    --------------
                                    DEC. 31, 2000    DEC. 31, 1999       $        %
                                    -------------    -------------    -------    ---
                                            (IN THOUSANDS)
Interest expense..................     $34,622          $26,916       $ 7,706     29%
Provision for depreciation........      22,706           17,885         4,821     27%
Loss on investment................       2,000                          2,000    n/a
General and admin. expenses.......       7,405            7,359            46      1%
Loan expense......................       1,165              909           256     28%
Provision for losses..............       1,000              600           400     67%
                                       -------          -------       -------    ---
     Totals.......................     $68,898          $53,669       $15,229     28%
                                       =======          =======       =======    ===

     The increase in interest expense from 1999 to 2000 was due to higher average interest rates on the Company's line of credit and secured debt and a reduction in the amount of capitalized interest offsetting interest expense.

     The Company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the Company. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest which approximates the Company's cost of financing. The Company's interest expense is reduced by the amount capitalized. Capitalized interest for the year ended December 31, 2000, totaled $3,079,000, as compared with $8,578,000 for the same period in 1999.

     The provision for depreciation increased as a result of additional investment in properties owned directly by the Company.

     In 2000, the Company restructured its investments with Summerville Health Care. As part of the restructuring agreement, Summerville agreed to permit the Company to re-lease 10 of its 11 facilities to new operators and repaid substantially all of the Company's subdebt investment. As part of Summerville's recapitalization, the Company's $2 million non-yielding preferred stock investment was substantially diluted. Accordingly, the Company wrote off its investment in 2000, resulting in a $2 million charge.

     Other items:

                                                 YEAR ENDED                CHANGE
                                       ------------------------------    -----------
                                       DEC. 31, 2000    DEC. 31, 1999     $       %
                                       -------------    -------------    ----    ---
                                               (IN THOUSANDS)
Gain on sales of properties..........     $ 1,684          $   703       $981    140%
Preferred dividends..................      13,490           12,814        676      5%

     As a result of the various factors mentioned above, net income available to common shareholders was $54,566,000, or $1.91 per diluted share, for 2000 as compared with $62,824,000, or $2.21 per diluted share, for 1999.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 VS. DECEMBER 31, 1998

     Revenues for the year ended December 31, 1999, were $129,307,000 compared with $97,992,000 for the year ended December 31, 1998, an increase of $31,315,000 or 32%. Revenue growth resulted primarily from increased operating rent income of $30,747,000, from additional real estate investments made during the past 12 to 15 months.

     Expenses for the year ended December 31, 1999, totaled $53,669,000, an increase of $17,986,000 from expenses of $35,683,000 for the year ended December 31, 1998. The increase in total expenses for the year ended December 31, 1999, was primarily related to an increase in interest expense, additional expense associated with the provision for depreciation, and an increase in general and administrative expenses.

     Interest expense for the year ended December 31, 1999, was $26,916,000 compared with $18,030,000 for the year ended December 31, 1998. The increase in interest expense during 1999 was primarily due to the issuance in March 1999 of the Senior Unsecured Notes due 2006, the addition of $60,000,000 borrowed under the Secured Credit Facility and higher average borrowings under the unsecured lines of credit during 1999, which were offset by the amount of capitalized interest recorded in 1999.

     The Company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the Company. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest which approximates the Company's cost of financing. The Company's interest expense is reduced by the amount capitalized. Capitalized interest for the year ended December 31, 1999, totaled $8,578,000, as compared with $7,740,000 for the same period in 1998.

     The provision for depreciation for the year ended December 31, 1999, totaled $17,885,000, an increase of $7,631,000 over the year ended 1998 as a result of additional real property investments.

     General and administrative expenses for the year ended December 31, 1999, totaled $7,359,000, as compared with $6,114,000 for the year ended December 31, 1998. The expenses for the year ended December 31, 1999, were 5.69% of revenues, as compared with 6.24% for the year ended December 31, 1998.

     Dividend payments associated with the Company's outstanding preferred stock for the year ended December 31, 1999, totaled $12,814,000, as compared with $4,160,000 for 1998.

     As a result of the various factors mentioned above, net income available for common shareholders for the year ended December 31, 1999, was $62,824,000, or $2.21 per share, as compared with $58,149,000, or $2.24 per share, for the year ended December 31, 1998.

IMPACT OF INFLATION

     During the past three years, inflation has not significantly affected the earnings of the Company because of the moderate inflation rate. Additionally, earnings of the Company are primarily long-term investments with fixed interest rates. These investments are mainly financed with a combination of equity, senior notes and borrowings under the revolving lines of credit. During inflationary periods, which generally are accompanied by rising interest rates, the Company's ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. Presuming the current inflation rate remains moderate and long-term interest rates do not increase significantly, the Company believes that inflation will not impact the availability of equity and debt financing.

                            MANAGEMENT AND DIRECTORS

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

     The following table sets forth certain information regarding our Executive Officers and Directors:

EXECUTIVE OFFICERS

               NAME                 AGE                             OFFICE
               ----                 ---                             ------
George L. Chapman.................  54    Chairman of the Board, Chief Executive Officer and
                                          President
Raymond W. Braun..................  43    Executive Vice President, Chief Financial Officer and
                                          Chief Operating Officer
Erin C. Ibele.....................  39    Vice President and Corporate Secretary
Charles J. Herman.................  36    Vice President, Operations
Michael A. Crabtree...............  44    Treasurer and Controller

BOARD OF DIRECTORS

               NAME                 AGE                             OFFICE
               ----                 ---                             ------
William C. Ballard, Jr. ..........  60    Of Counsel, Greenebaum, Doll & McDonald PLLC and Director,
                                          Mid-America Bancorp., Healthcare Recoveries, Inc. and
                                          UnitedHealth Group
Pier C. Borra.....................  61    Chairman, President and Chief Executive Officer of CORA
                                          Health Services, Inc., Lima, Ohio, and former Chairman,
                                          President and Chief Executive Officer of Arbor Health Care
                                          Company, Lima, Ohio
George L. Chapman.................  54    Chairman of the Board, Chief Executive Officer and
                                          President of the Company
Jeffrey H. Donahue................  55    Executive Vice President and Chief Financial Officer of
                                          The Rouse Company, Columbia, Maryland
Peter J. Grua.....................  47    Principal and President of HLM Management Company, Inc.,
                                          Boston, Massachusetts
Sharon M. Oster...................  52    Professor of Economics, Entrepreneurship and Management,
                                          Yale University School of Management and Director of the
                                          Aristotle Corporation and Transpro, Inc.
Bruce G. Thompson.................  71    President and Director of First Toledo Corporation,
                                          Toledo, Ohio
R. Scott Trumbull.................  52    Executive Vice President International Operations &
                                          Corporate Development of Owens-Illinois, Inc. and Director
                                          of Franklin Electric Company, Inc.
Richard A. Unverferth.............  77    Chairman of Unverferth Manufacturing, Inc. and Chairman of
                                          the Board of H.C.F. Inc., Kalida, Ohio

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectuses, to which reference is hereby made. The following summary is qualified in its entirety by reference to the form of Indenture referred to in the Prospectuses. Capitalized terms not otherwise defined herein shall have the meanings given them in the Prospectuses.

GENERAL

     The Notes will be issued as Debt Securities under a Fourth Supplemental
Indenture, dated as of August   , 2001 (the "Supplemental Indenture"), between
the Company and Fifth Third Bank (the "Trustee"). The Notes will be limited in
aggregate principal amount to $150 million. The Notes will mature on August   ,
2007. The Notes will bear interest from August   , 2001 at the rate per annum
shown on the front cover of this Prospectus Supplement payable semi-annually on February 15 and August 15 of each year, commencing February 15, 2002, to the person in whose name the Note (or any predecessor) is registered at the close of business on the February 1 or August 1, as the case may be, next preceding such interest payment date. The Notes will be unsecured and senior obligations of the Company.

RATINGS

     The Notes have been rated "Ba1" by Moody's and "BBB-" by Standard & Poor's and Fitch IBCA Duff & Phelps. The rating of the Notes should be evaluated independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold the Notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings assigned to the Notes address the likelihood of payment of principal and interest on the Notes pursuant to their terms. A rating may be subject to revision or withdrawal at any time by the assigning rating agency.

CERTAIN COVENANTS

     The Notes will not be secured by a mortgage, pledge or other lien. The Company will covenant in the Supplemental Indenture not to pledge or otherwise subject to any lien, any property or assets of the Company or its subsidiaries unless the Notes are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such other obligations shall be so secured; provided, however, that such covenant will not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 10% of Consolidated Net Tangible Assets (as defined below) of the Company and its consolidated subsidiaries. In addition, this covenant will not apply to:

        (a) Pledges or deposits by the Company or its subsidiaries under workers' compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness (as defined below) of the Company or its subsidiaries), or leases to which the Company or any of its subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or its subsidiaries or deposits of cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which the Company or any of its subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

        (b) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against the Company or any of its subsidiaries which the Company or such subsidiary at the time shall be currently prosecuting an appeal or proceeding for review;

        (c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings;

        (d) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties;

        (e) Liens incidental to the conduct of the business of the Company or any subsidiary or to the ownership of their respective properties that were not incurred in connection with Indebtedness of the Company or such subsidiary, all of which Liens referred to in this clause (e) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of the Company and its subsidiaries, and as to all of the foregoing referenced in clauses (a) through (e), only to the extent arising and continuing in the ordinary course of business;

        (f) Purchase money Liens on property acquired or held by the Company or its subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of such property; provided, that (i) any such Lien attaches concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction,
     (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (vi) the aggregate amount of all such Indebtedness on a consolidated basis for the Company and its subsidiaries shall not at any time exceed $1,000,000;

        (g) Liens existing on the Company's balance sheet of December 31, 1996; and

        (h) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the amount of any and all obligations and Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     The Company will also covenant in the Supplemental Indenture that it will not create, assume, incur, or otherwise become liable in respect of, any Senior Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 150% of Capital Base (as defined below) or (ii) 225% of Tangible Net Worth (as defined below).

     Finally, the Company will also covenant in the Supplemental Indenture that it will have or maintain, on a consolidated basis, as of the last day of each fiscal quarter of the Company, Interest Coverage (as defined below) of not less than 150%.

     For purposes of the foregoing covenants, the defined terms have the following meanings:

     "Capital Base" -- means, at any date, the sum of Tangible Net Worth and Subordinated Debt.

     "Capital Lease" -- means at any time any lease of property, real or personal, which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee.

     "Capitalized Lease Obligations" -- means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP.

     "Consolidated Net Tangible Assets" -- means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like tangibles of the Company and its consolidated subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP.

     "EBITDA" -- means for any period, with respect to the Company on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, and (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.

     "Indebtedness" -- means with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person.

     "Interest Coverage" -- means as at the last day of any fiscal quarter, the quotient, expressed as a percentage (which may be in excess of 100%), determined by dividing EBITDA by Interest Expense; all of the foregoing calculated by reference to the immediately preceding four (4) fiscal quarters of the Company ending on such date of determination.

     "Interest Expense" -- means for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness of the Company outstanding at any time during such period.

     "Liabilities" -- means, at any date, the items shown as liabilities on the balance sheet of the Company except any item of deferred income, including capital gains;

     "Lien" -- means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

     "Person" -- means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any political subdivision thereof.

     "Senior Debt" -- means all Indebtedness other than Subordinated Debt.

     "Subordinated Debt" -- means any unsecured Indebtedness of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Indebtedness (to which appropriate reference shall be made in the instruments evidencing such other Indebtedness if not contained therein) to the Notes (and, at the option of the Company, if so provided, to other Indebtedness of the Company, either generally or as specifically designated).

     "Tangible Net Worth" -- means the sum of capital surplus, earned surplus and capital stock, minus deferred charges with GAAP consistently applied.

DEFEASANCE AND COVENANT DEFEASANCE

     The Notes are subject to defeasance and covenant defeasance, as described in the Indenture and the Supplemental Indenture. Specifically, the Company, at its option (a) will be discharged from any and all obligations in respect of the Notes (except for certain obligations to register the transfer or exchange of the Notes, to replace destroyed, stolen, lost or mutilated Notes, and to maintain an office or agency in respect of the Notes and hold moneys for payment in trust) or (b) will be released from its obligations to comply with the Covenants that are specified under "Certain Covenants" above with respect to the Notes, and the occurrence of an Event of Default described in the accompanying Prospectuses shall no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government obligations that through payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (and premium, if any) and any interest on the Notes on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Notes.

     Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (b) the Company shall have delivered an Opinion of Counsel to the effect that the holders of the Notes of such series will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Notes and the Notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

SINKING FUND

     The Notes are not entitled to any sinking fund payments.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of
(i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to the Notes (or portion thereof) (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     The Company will notify the Trustee at least 30 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such Notes to be redeemed and their redemption date. If less than all of the Notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means that statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Senior Indenture, then such other reasonably comparable index that shall be designated by the Company.

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered global securities ("Global Securities") that will be deposited with, or on behalf of DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See "Description of Debt Securities -- Book-entry System" in the Prospectus for a complete discussion of the book-entry system.

     DTC has advised the Company of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant of DTC, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC's records. The ownership interest of each actual purchaser of each Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

     To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal and interest payments on the Global Securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Company or the Trustee, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Global Security certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Global Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

EVENTS OF DEFAULT

     The provisions of Section 501 of the Indenture relating to events of default, which are described in "Description of Debt Securities -- Events of Default, Notice and Waiver" in the accompanying Prospectuses, apply to the Notes.

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITIES

     The Company has a $150 million unsecured revolving credit facility (the "Credit Facility") with Key Corporate Capital Inc. as Administrative Agent, and Fleet National Bank as Syndication Agent, and the 9 lenders signatory thereto, which matures on March 31, 2003 and bears annual fees of 25 to 55 basis points. The Credit Facility provides for interest on outstanding borrowings at either LIBOR plus a margin of 125 to 187.5 basis points or a base rate, plus in certain circumstances, a margin of 220 basis points. The margins on LIBOR or prime rate borrowings and the annual fees are dependent upon various conditions, including the Company's debt rating and the level of borrowings outstanding. At August 1, 2001, the Company was able to borrow at either LIBOR plus 150 basis points or the base rate.

     The Credit Facility contains customary affirmative and restrictive covenants that, among other things, limit the Company and its subsidiaries with respect to indebtedness, liabilities, liens, dividends, loans, investments, purchases and fundamental changes to the corporate structure or line of business. The Company also covenants to maintain a minimum tangible net worth of $625 million plus 100% of net issuance proceeds received by the Company in connection with equity issuances, an interest coverage ratio not less than 250% and a leverage ratio not more than 1.10, all as defined in the Credit Facility.

     The Credit Facility contains customary events of default, including, among other things, and subject to applicable grace periods, other indebtedness payment defaults, material misrepresentations, covenant defaults, certain bankruptcy events and judgment defaults.

     The Company also has an unsecured revolving line of credit in the amount of $25,000,000 bearing interest at the Lender's prime rate expiring June 30, 2002 and a secured line of credit of $60,000,000, which bears interest at the Lender's prime rate, or LIBOR plus 200 basis points, but in either case not less than 7.00%. This line of credit expires on February 24, 2004.

SENIOR NOTES

     In March 1999, the Company completed the sale of $50 million of Senior Unsecured Notes due 2006. The notes have a weighted average interest rate of 8.17%.

     In March 1998, the Company completed the sale of $100 million of Senior Unsecured Notes due 2008. The notes have a weighted average interest rate of 7.625%.

     In April 1997, the Company completed the sale of $80 million of Senior Unsecured Notes. Of those which are still outstanding, the Company priced $20 million of the notes due 2002 and $40 million of the notes due 2004. The notes have a weighted average interest rate of 8.02%.

     In April 1993, the Company sold $52 million of Senior Notes in a private placement. Of those which are still outstanding, the Company priced $15 million of the notes due 2003. The notes have a weighted average interest rate of 8.34%. Similarly, in April 1996, the Company sold $30 million of Senior Notes in a private placement. Of those which are still outstanding, the Company priced $20 million of the notes due 2003. The notes have a weighted average interest rate of 7.39%. As provided under the terms of the amended note purchase agreements, with respect to all of the Senior Notes, the interest rates were increased by ten basis points each effective March 28, 1997, concurrent with the release of all of the collateral securing the Senior Notes and the assignment of a 'BBB-' rating by Fitch IBCA Duff & Phelps to the Company's existing Senior Notes and senior unsecured note offerings under the Company's shelf registration. In the event that such debt obligations are subsequently upgraded to a 'BBB' rating by Fitch IBCA Duff & Phelps, the interest rates on the Senior Notes will automatically readjust to the original interest rates. Interest is payable semi-annually in arrears.

                                    TAXATION

     Since our inception, we have elected to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Code. We believe that we were organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified.

     If we meet the requirements to be taxed as a REIT, we will not generally be subject to federal income tax on taxable income and gains that are currently distributed to our shareholders. Any undistributed taxable income or gain, however, will be taxed to us at regular corporate rates. In addition, we may be subject to special taxes on net income derived from certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us and on certain income derived from foreclosure properties.

     As long as we qualify for taxation as a REIT, distributions out of current or accumulated earnings and profits will be taxable to the shareholders as ordinary income, except that distributions of net capital gains designated by us as capital gain dividends will be taxed as long-term capital gains. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable distribution that reduces each shareholder's tax basis in our shares. Any such distributions that exceed a shareholder's tax basis will result in the recognition of capital gain income by the shareholder equal to such excess. Any net capital gains retained by us will be taxable to the shareholders as if we distributed those gains and the shareholders will receive a tax credit for a proportionate amount of tax paid by us. Additionally, a shareholder's tax basis in our shares will be increased by the difference between the shareholder's share of the retained capital gain and the tax credit. We are required to designate the portion of our net capital gains that represents recaptured depreciation on real property and the portion in excess of that amount. Such amounts are subject to maximum federal rates of 25% and 20%, respectively. None of the distributions from us will qualify for the dividends received deduction generally available to corporations.

     If we were to fail to qualify as a REIT for any taxable year, and certain relief provisions did not apply, we would be subject to federal income tax (including the alternative minimum tax) on our taxable income at regular corporate rates and would not receive a deduction for dividends paid to our shareholders. Distributions to shareholders would then be eligible, subject to certain limitations, for the corporate dividends received deduction, but there can be no assurance that any such distributions would be made. Failure to qualify as a REIT could result in a material adverse effect upon our shareholders and could result in our significantly reducing our distributions and incurring substantial indebtedness, or liquidating substantial investments in order to pay the resulting taxes.

RECENT REIT LEGISLATION

     Legislation was enacted on December 17, 1999 that made several changes to the REIT provisions of the Code effective January 1, 2001. Under those legislative changes, with certain exceptions that are not relevant to us, our ownership of securities in another entity that is not a REIT is subject to the additional percentage limitation that the value of such securities must not represent more than 10% of the value of all of the outstanding securities of such entity. Certain debt securities issued by individuals, a partnership in which the REIT owns at least a 20% profits interest, and nonconvertible "straight debt" securities are excluded from such additional percentage limitation. We reviewed our investment portfolio as of June 30, 2001 and we believe we are in compliance with this new requirement.

     The legislative changes also modify the income distribution requirement so that beginning in 2001, we are required to distribute 90% (rather than 95%) of our "REIT taxable income" and

90% (rather than 95%) of our net income (after tax), if any, from foreclosure property. We do not intend to change our current distribution policy as a result of the reduction in the distribution requirement. The rules regarding the calculation of rent attributable to personal property were also modified so that beginning in 2001, we are required to perform the calculation using the fair market values of our property rather than adjusted tax basis.

     The preceding is only a summary of the complex federal income tax rules governing the taxation of us and our shareholders. Moreover, in order to qualify to be taxed as a REIT, we must elect to be taxed as a REIT and satisfy a variety of complex tests relating to the ownership of our shares and our income, assets and distributions. A more detailed discussion of the federal income taxation of us and our shareholders is provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF YOUR ACQUISITION, OWNERSHIP AND SALE OF THE SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                                  UNDERWRITING

     Subject to the terms and conditions contained in underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of Notes set forth opposite the name of such underwriter.

                                                             PRINCIPAL AMOUNT
UNDERWRITER                                                      OF NOTES
-----------                                                  ----------------
Deutsche Banc Alex. Brown Inc............................      $
UBS Warburg LLC..........................................
Legg Mason Wood Walker, Incorporated.....................
Raymond James & Associates, Inc. ........................
                                                               ------------
          Total..........................................      $150,000,000
                                                               ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to certain conditions precedent and that the underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

     The underwriters have advised us that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering
price less a concession not in excess of      % of the principal amount of the
Notes. The underwriters may allow, and such dealers may reallow, a concession
not in excess of      % of the principal amount of the Notes to certain other
dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The following shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering (expressed as a percentage of the principal amount of the Notes).

                                                           PAID BY HEALTH CARE
                                                                  REIT
                                                           -------------------
Per Note.................................................                 %
          Total..........................................     $

     The underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase the underlying security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchase of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on a national securities exchange. We have been advised by the underwriters that they intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurances as to the liquidity of, or any trading market for, the Notes.

     We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     Certain of the underwriters or their predecessors have, from time to time, provided investment banking and other financial advisory services to us, for which they have received customary fees.

                                 LEGAL MATTERS

     The validity of the Notes offered by this prospectus supplement, as well as certain legal matters relating to us, will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Certain legal matters related to the offering will be passed upon for the underwriters by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

                                    EXPERTS

     The consolidated financial statements of Health Care REIT, Inc. appearing in Health Care REIT, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                             HEALTH CARE REIT, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

     Health Care REIT, Inc. (the "Company") intends to issue from time to time, in one or more series, its (i) unsecured and senior or subordinated debt securities ("Debt Securities"); (ii) shares or fractional shares of preferred stock, $1.00 par value ("Preferred Stock"); (iii) shares of common stock, $1.00 par value ("Common Stock"); and (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock ("Warrants"). The Debt Securities, the Preferred Stock, the Common Stock and the Warrants offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other offered securities, in separate series and amounts at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), at an aggregate initial public offering price not to exceed $500,000,000, on terms to be determined at the time of sale.

     The specific terms of the Offered Securities will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, priority, interest rate, time of interest, terms of redemption at the option of the Company or repayment at the option of the holder or for sinking fund payments, terms for conversion into or exchange for other Offered Securities and the initial public offering price; (ii) in the case of Preferred Stock, the series designation, the number of shares, the dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price; (iii) in the case of Common Stock, the specific number of shares and the initial public offering price; (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Offered Securities issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Offered Securities on a securities exchange and any other terms in connection with the offering, sale and exercise; and, (v) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a qualified real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The applicable Prospectus Supplement will contain information, where applicable, concerning certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any designated agents or underwriters are involved in the sale of the Offered Securities, they will be identified and their compensation will be described in the applicable Prospectus Supplement. See "Plan of Distribution." Also, the net proceeds to the Company from such sale will be set forth in the Prospectus Supplement. No Offered Securities may be sold without the delivery of the applicable Prospectus Supplement describing such Offered Securities and the method and terms of the offering thereof.

     The shares of Common Stock of the Company are listed on the New York Stock Exchange under the symbol "HCN." On January 6, 1998, the reported last sale price of the shares of Common Stock on the New York Stock Exchange was $28 1/4 per share.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSIONER NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
        ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.
   "This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement."

                 THE DATE OF THIS PROSPECTUS IS JANUARY 7, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at the SEC's regional offices at 7 World Trade Center, 13th Floor, NY, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC, 20549 upon payment of the prescribed fees, or at the Web site maintained by the SEC (http://www.sec.gov), that contains reports, proxy statements and other information regarding firms (including the Company) that file electronically with the Commission. In addition, such materials may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, NY, NY 10005.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and all exhibits, the "Registration Statement"), filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1996.

     2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

     3. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997.

     4. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

     5. Current Reports on Form 8-K filed with the Commission on March 6, 1997, April 8, 1997 April 21, 1997 and October 24, 1997.

     6. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part of this Prospectus from the date of filing of each such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, and any accompanying Prospectus Supplement relating to a specific offering of Offered Securities or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. The Company will provide on request and without charge to each person to whom this Prospectus is delivered, upon the oral or written request of such person, a copy (without exhibits) of any or all documents incorporated by reference to this Prospectus. Requests for such copies should be directed to Erin C. Ibele, Vice President and Corporate Secretary, Health Care REIT, Inc., One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number (419) 247-2800.

                                  THE COMPANY

     Health Care REIT, Inc. (the "Company") is a self-administered real estate investment trust ("REIT") that invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. As of September 30, 1997, nursing homes, assisted living facilities and retirement centers comprised approximately 84% of the investment portfolio. Founded in 1970, the Company was the first real estate investment trust to invest exclusively in health care facilities.

     The Company's objective is to enable stockholders to participate in health care investments that produce income and preserve principal. Since its inception, the Company has paid 105 consecutive quarterly dividends.

     The shares of the common stock of the Company are listed on the New York Stock Exchange under the symbol "HCN." The Company's executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and the telephone number is (419) 247-2800.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used to finance, either directly or indirectly, the Company's investments in health care facilities and will allow the Company to pursue additional health care property investments and complete unfunded commitments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated. For purposes of calculating such ratio, "earnings" includes net income plus fixed charges reduced by the amount of interest capitalized. "Fixed charges" consists of interest whether expensed or capitalized and the amortization of loan expenses. The Company did not have any Preferred Stock outstanding for any period presented. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for the periods presented.

                                        NINE MONTHS ENDED       YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,     --------------------------------
                                              1997          1996   1995   1994   1993   1992
                                        -----------------   ----   ----   ----   ----   ----
Consolidated ratio of earnings to
  fixed charges (unaudited)...........        3.39          2.93   2.01   3.42   2.80   2.97

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities may be issued in one or more series under an Indenture to be executed by the Company and a trustee (the "Trustee"), a form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part (the "Indenture"). The terms of the Debt Securities may include those stated in the Indenture and those made a part of the Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made for a complete statement of such provisions. Wherever particular provisions or sections of the

Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

TERMS

     The Debt Securities will be direct, unsecured obligations of the Company.

     The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The Prospectus Supplement will describe certain terms of any Debt Securities offered hereby, including:

        (1) the title of such Debt Securities;

        (2) the aggregate principal amount of such Debt Securities and any limit on such principal amount;

        (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Capital Stock of the Company or the method by which any such portion will be determined;

        (4) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Capital Stock of the Company into which such Debt Securities are convertible;

        (5) the date or dates, or the method by which such date or dates will be determined, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

        (6) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which such interest will accrue or the method by which such date or dates will be determined, the Interest Payment Dates on which any such interest will be payable and the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months;

        (7) the place or places where the principal of (and premium or Make-Whole Amount as defined in the Indenture, if any), interest, if any, and Additional Amounts, if any, payable in respect of, such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of, transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

        (8) the period or periods within which, the price or prices (including premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which and other terms and conditions upon which such Debt Securities may be redeemed in whole or in part, at the option of the Company, if the Company is to have the option;

        (9) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

        (10) whether such Debt Securities will be in registered or bearer form and terms and conditions relating thereto, and, if other than $1,000 and any integral multiple thereof, the denominations in which any registered Debt Securities will be issuable and, if other than $1,000 the denomination or denominations in which any bearer Debt Securities will be issuable;

        (11) if other than United States dollars, the currency or currencies in which such Debt Securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies;

        (12) whether the amount of payments of principal (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts will be determined;

        (13) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

        (14) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified;

        (15) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture;

        (16) whether such Debt Securities will be issued in certificated or book-entry form;

        (17) the applicability, if any, of the defeasance provisions of the applicable Indenture;

        (18) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); and

        (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

CONVERSION RIGHTS

     (1) The terms, if any, on which Debt Securities of any series may be converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, the holders of Debt Securities of any series ("Holders") may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.8% or more of the then outstanding shares of Common Stock.

     (2) The conversion price will be subject to adjustment under certain conditions, including (a) the payment of dividends (and other distributions) in shares of Common Stock; (b) subdivisions, combinations and reclassifications of shares of Common Stock; (c) the issuance to all or substantially all holders of shares of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share of Common Stock) less than the then current market price; and
(iv) distributions to all or substantially all holders of shares of Common Stock or shares of any other class, of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all its assets to any other trust or corporation, the Holders shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each share of Common Stock.

     (3) A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provision for such an adjustment) might result in a constructive distribution to the Holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debt Securities of such series and its actions in so doing shall be final and conclusive.

     (4) Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     (5) The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion.

CERTAIN COVENANTS

  Merger, Consolidation or Sale

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under an Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an Officers' Certificate and legal opinion covering such conditions shall be delivered to the Trustee.

  Optional Redemption

     The Debt Securities of any series that are convertible into shares of Common Stock will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Company's status as a REIT at the option of the Company on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. See DESCRIPTION OF CAPITAL
STOCK -- "Redemption and Restrictions on Transfer."

  Additional Covenants

     Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relative thereto.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture that are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security;
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security.

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under the Indenture have the right to waive compliance by the Company with certain covenants in the Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of either of its property; and (h) any other Event of Default provided with respect to such series of Debt Securities. The term "Significant

Subsidiary" means each significant subsidiary as defined in Regulation S-X promulgated under the Securities Act of the Company.

     If an event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustees or Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company and to the Trustee if given by the Holders. However, at any time after such declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any) or interest, with respect to the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.

     A Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture; provided, however, that a Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders.

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof.

BOOK-ENTRY SYSTEM

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Global Security or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for any Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount, interest or Additional Amounts in respect of the Global Security representing such Debt Securities will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Such payments will be the responsibility of such Participants.

     If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of Ohio.

                            DESCRIPTION OF WARRANTS

     The Company may issue, together with any other series of Securities offered or separately, Warrants entitling the holder to purchase from or sell to the Company, or to receive from the Company the cash value of the right to purchase or sell, Debt Securities, shares of Preferred Stock or Common Stock. The Warrants are to be issued under a Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the applicable Prospectus Supplement relating to the particular issue of Warrants. Copies of the form of Warrant Agreement, including the form of Warrant Certificate representing the Warrants (the "Warrant Certificates"), are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     In the case of each series of Warrants, the applicable Prospectus Supplement will describe the terms of the Warrants being offered thereby, including the following, if applicable: (a) the offering price; (b) the currencies in which such Warrants are being offered; (c) the number of Warrants offered; (d) the securities underlying the Warrants; (e) the exercise price, the procedures for exercise of the Warrants and the circumstances, if any, that will cause the Warrants to be deemed to be automatically exercised; (f) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (g) U.S. federal income tax consequences; and (h) other terms of the Warrants.

     Warrants may be exercised at the appropriate office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of Warrants entitling the holder to purchase any securities, holders of such Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments made to holders of such securities.

     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the Warrants.

                          DESCRIPTION OF COMMON STOCK
                              AND PREFERRED STOCK

GENERAL

     The Company is authorized to issue 40,000,000 shares of Common Stock, $1.00 par value per share. The Company had outstanding 24,124,633 shares of common stock, $1.00 par value per share (the "Common Stock"), on October 31, 1997. The shares constitute the only class of outstanding voting securities of the Company.

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, $1.00 par value per share. No shares of Preferred Stock (the "Preferred Stock") were outstanding on October 31, 1997. The Company has authorized the issuance of 13,000 shares of Junior Participating Stock, Series A ("Series A Preferred Stock") which is discussed below.

     The following statements with respect to the capital stock of the Company are subject to detailed provisions of the Company's Certificate of Incorporation, as amended (the "Certificate"), and the Company's By-Laws (the "By-Laws") as currently in effect. These statements do not purport to be complete, or to give full effect of the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Certificate and By-Laws which are filed as exhibits to the registration statement.

SERIES A PREFERRED STOCK

     On July 19, 1994, the Board of Directors of the Company authorized the issuance of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-thousandth of a share of Junior Participation Preferred Stock, Series A, par value $1.00 per share ("Series A Preferred Stock"), of the Company at a price of $48. The number of Rights outstanding and Series A Preferred Stock issuable upon exercise, as well as the Series A Preferred Stock purchase price, are subject to customary antidilution adjustments.

     The Rights are evidenced by the certificates for shares of Common Stock, and in general are not transferable apart from the Common Stock or exercisable until after a party has acquired beneficial ownership of, or made a tender offer for 15% or more of the outstanding Common Stock of the Company (an "Acquiring Person"), or the occurrence of other events as specified in a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. Under certain conditions as specified in the Rights Agreement, including but not limited to, the acquisition by a party of 15% or more of the outstanding Common Stock of the Company, or the acquisition of the Company in a merger or other business combination, each holder of a Right (other than an Acquiring Person, whose Rights will be void) will receive upon exercise thereof and payment of the exercise price that number of shares of Common Stock of the Company, or of the other party, as applicable, having a market value of two times the exercise price of the Right.

     The Rights expire on August 5, 2004, and until exercised, the holder thereof, as such, will have no rights as a stockholder of the Company. At the Company's option, the Rights may be redeemed in whole at a price of $.01 per Right at any time prior to becoming exercisable. In general, the Company may also exchange the Rights at a ratio of one share of Common Stock per Right after becoming exercisable but prior to the acquisition of 50% or more of the outstanding shares of Common Stock by any party.

     Series A Preferred Stock issuable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will have 1,000 votes and will be entitled to (a) a minimum preferential quarterly dividend payment equal to the greater of $25.00 per share or 1,000 times the amount of the dividends per share paid on the Common Stock, (b) a liquidation preference in an amount equal to the greater of $100 or 1,000 times the amount per share paid on the

Common Stock, and (c) a payment in connection with a business combination (in which shares of Common Stock are exchanged) equal to 1,000 times the amount per share paid on the Common Stock.

COMMON STOCK

     Holders of the shares of Common Stock are entitled to receive dividends when declared by the Board of Directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of Preferred Stock then outstanding. Holders of the shares of Common Stock have one vote per share and noncumulative voting rights, which means that holders of more than 50% of the shares of voting Common Stock can elect all the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of any voluntary or involuntary liquidation or dissolution of the Company, holders of the shares of Common Stock are to share ratably in the distributable assets of the Company remaining after the satisfaction of the prior preferential rights of the holders of the shares of Preferred Stock and the satisfaction of all debts and liabilities of the Company. Holders of the shares of Common Stock do not have preemptive rights. The transfer agent for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in that Prospectus Supplement. The description set forth below is subject to and qualified in its entirety by reference to the Certificate fixing the preferences, limitations and relative rights of a particular series of Preferred Stock.

  General

     Under the Certificate, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Preferred Stock, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as the Board of Directors shall approve.

     The Preferred Stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (a) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (b) the price at which such series will be issued; (c) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (d) any redemption or sinking fund provisions of such series; (e) any conversion provisions of such series; and (f) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of Preferred Stock and, in all cases, will be senior to the shares of Common Stock.

  Dividend Rights

     Holders of the shares of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

     If the applicable Prospectus Supplement so provides, as long as any shares of Preferred Stock are outstanding, no dividends will be declared or paid or any distributions be made on the Common Stock, other than a dividend payable in shares of Common Stock, unless the accrued dividends on each series of Preferred Stock have been fully paid or declared and set apart for payment and the Company shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of Preferred Stock.

     If the applicable Prospectus Supplement so provides, when dividends are not paid in full upon any series of Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with such series of Preferred Stock, all dividends declared upon such series of Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of Preferred Stock and such other series will in all cases bear to each other the same ratio that accrued in dividends per share on such series of Preferred Stock and such other series bear to each other.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable Prospectus Supplement, no series of Preferred Stock will be entitled to participate generally in the earnings or assets of the Company.

  Rights Upon Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders the amount stated or determined on the basis set forth in the Prospectus Supplement relating to such series, which may include accrued dividends, if such liquidation, dissolution or winding up is involuntary or may equal the current redemption price per share (otherwise than for the sinking fund, if any, provided for such series) provided for such series set forth in such Prospectus Supplement, if such liquidation, dissolution or winding up is voluntary, and on such preferential basis as is set forth in such Prospectus Supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of Preferred Stock are not paid in full, the holders of shares of Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable Prospectus Supplement. The rights, if any, of the holders of any series of Preferred Stock to participate in the assets of the Company remaining after the holders of other series of Preferred Stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up the Company will be described in the Prospectus Supplement relating to such series.

  Redemption

     A series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption shall specify the number of shares of such series that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If, after giving notice of redemption to the holders of a series of Preferred Stock, the Company deposits with a designated bank funds sufficient to redeem such shares of Preferred Stock, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert such shares into other classes of capital stock of the Company. The redemption price will be stated in the Prospectus Supplement relating to a particular series of Preferred Stock.

     Except as indicated in the applicable Prospectus Supplement, the Preferred Stock is not subject to any mandatory redemption at the option of the holder.

  Sinking Fund

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

  Conversion Rights

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Common Stock or another series of Preferred Stock. The Preferred Stock will have no preemptive rights.

  Voting Rights

     Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by Delaware law, a holder of Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, in the event the Company issues full shares of any series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of Preferred Stock are entitled to vote.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of all series of Preferred Stock, voting as a separate voting group, will be required for (a) the authorization of any class of stock ranking prior to or on parity with shares of Preferred Stock or the increase in the number of authorized shares of any such stock, (b) any increase in the number of authorized shares of shares of Preferred Stock, and (c) certain amendments to the Articles that may be adverse to the rights of Preferred Stock outstanding.

  Transfer Agent and Registrar

     The transfer agent, registrar and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the shares of Preferred Stock have the right to vote on any matter.

REDEMPTION AND RESTRICTIONS ON TRANSFER

     In order to preserve the Company's status as a REIT as defined in the Code, the Company can redeem or stop the transfer of its shares. The Company's Certificate of Incorporation provides that the Company is organized to qualify as a REIT. Because the Code provides that the concentration of more than 50% in value of the direct or indirect ownership of its shares in five or fewer individual stockholders during the last six months of any year would result in the disqualification of the Company as a REIT, the Company's Certificate of Incorporation provides that the Company has the power to treat any transfer or issuance resulting in the 9.8% to be exceeded as null and void and treat the stockholder as holding the securities on behalf of the Company.

REIT QUALIFICATION

     Generally, for each taxable year during which the Company qualifies as a real estate investment trust, it will not be taxed on the portion of its taxable income (including capital gains) that is distributed to stockholders. Any undistributed income or gains will be taxed to the Company at regular corporate tax rates. The Company will be subject to tax at the highest corporate rate on its net income from foreclosure property, regardless of the amount of its distributions. The highest corporate tax rate is currently 35%. Failure to qualify could result in the Company's incurring indebtedness and perhaps liquidating investments in order to pay the resulting taxes.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Securities to or through underwriters or may sell Offered Securities to investors directly or through designated agents. Any such underwriter or agent involved in the offer or sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in the Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and or from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions, or commissions allowed by the underwriters to participating dealers would be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less or more than the respective amount stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made with commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (a) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (b) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. The commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect to this delivery or performance of Contracts.

     Certain of the underwriters and their affiliates may be customers of, engaged in transaction with, and perform services for, the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio.

                                    EXPERTS

     The consolidated financial statements of Health Care REIT, Inc. appearing in Health Care REIT, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                             HEALTH CARE REIT, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

     Health Care REIT, Inc. (the "Company") intends to issue from time to time, in one or more series, its (i) unsecured and senior or subordinated debt securities ("Debt Securities"); (ii) shares or fractional shares of preferred stock, $1.00 par value ("Preferred Stock"); (iii) shares of common stock, $1.00 par value ("Common Stock"); and (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock ("Warrants"). The Debt Securities, the Preferred Stock, the Common Stock and the Warrants offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other offered securities, in separate series and amounts at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), at an aggregate initial public offering price not to exceed $300,000,000, on terms to be determined at the time of sale.

     The specific terms of the Offered Securities will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, priority, interest rate, time of interest, terms of redemption at the option of the Company or repayment at the option of the holder or for sinking fund payments, terms for conversion into or exchange for other Offered Securities and the initial public offering price; (ii) in the case of Preferred Stock, the series designation, the number of shares, the dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price; (iii) in the case of Common Stock, the specific number of shares and the initial public offering price; (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Offered Securities issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Offered Securities on a securities exchange and any other terms in connection with the offering, sale and exercise; and, (v) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a qualified real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The applicable Prospectus Supplement will contain information, where applicable, concerning certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any designated agents or underwriters are involved in the sale of the Offered Securities, they will be identified and their compensation will be described in the applicable Prospectus Supplement. See "Plan of Distribution." Also, the net proceeds to the Company from such sale will be set forth in the Prospectus Supplement. No Offered Securities may be sold without the delivery of the applicable Prospectus Supplement describing such Offered Securities and the method and terms of the offering thereof.

     The shares of Common Stock of the Company are listed on the New York Stock Exchange under the symbol "HCN." On January 28, 1997, the reported last sale price of the shares of Common Stock on the New York Stock Exchange was $24.75 per share.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSIONER NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
        ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.
                THE DATE OF THIS PROSPECTUS IS FEBRUARY 4, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Centre, New York, New York 10048, and can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005. Copies of such material can be obtained from the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and all exhibits, the "Registration Statement"), filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1995.

     2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.

     3. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

     4. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996.

     5. Current Reports on Form 8-K filed with the Commission on May 16, 1996, September 5, 1996 and December 12, 1996.

     6. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part of this Prospectus from the date of filing of each such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, and any accompanying Prospectus Supplement relating to a specific offering of Offered Securities or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. The Company will provide on request and without charge to each person to whom this Prospectus is delivered, upon the oral or written request of such person, a copy (without exhibits) of any or all documents incorporated by reference to this Prospectus. Requests for such copies should be directed to Erin C. Ibele, Vice President and Corporate Secretary, Health Care REIT, Inc., One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number (419) 247-2800.

                                  THE COMPANY

     Health Care REIT, Inc. (the "Company") is a self-administered real estate investment trust ("REIT") that invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. As of September 30, 1996, nursing homes, assisted living facilities and retirement centers comprised approximately 84% of the investment portfolio. Founded in 1970, the Company was the first real estate investment trust to invest exclusively in health care facilities.

     The Company's objective is to enable stockholders to participate in health care investments that produce income and preserve principal. Since its inception, the Company has paid 102 consecutive quarterly dividends.

     The shares of the common stock of the Company are listed on the New York Stock Exchange under the symbol "HCN." The Company's executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and the telephone number is (419) 247-2800.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used to finance, either directly or indirectly, the Company's investments in health care facilities and will allow the Company to pursue additional health care property investments and complete unfunded commitments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated. For purposes of calculating such ratio, "earnings" includes net income plus fixed charges reduced by the amount of interest capitalized. "Fixed charges" consists of interest whether expensed or capitalized and the amortization of loan expenses. The Company did not have any Preferred Stock outstanding for any period presented. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for the periods presented.

                                        NINE MONTHS ENDED       YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,     --------------------------------
                                              1996          1995   1994   1993   1992   1991
                                        -----------------   ----   ----   ----   ----   ----
Consolidated ratio of earnings to
  fixed charges (unaudited)...........        2.80          2.01   3.42   2.80   2.97   2.17

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities may be issued in one or more series under an Indenture to be executed by the Company and a trustee (the "Trustee"), a form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part (the "Indenture"). The terms of the Debt Securities may include those stated in the Indenture and those made a part of the Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made for a complete statement of such provisions. Wherever particular provisions or sections of the

Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

TERMS

     The Debt Securities will be direct, unsecured obligations of the Company.

     The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The Prospectus Supplement will describe certain terms of any Debt Securities offered hereby, including:

        (1) the title of such Debt Securities;

        (2) the aggregate principal amount of such Debt Securities and any limit on such principal amount;

        (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Capital Stock of the Company or the method by which any such portion will be determined;

        (4) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Capital Stock of the Company into which such Debt Securities are convertible;

        (5) the date or dates, or the method by which such date or dates will be determined, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

        (6) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which such interest will accrue or the method by which such date or dates will be determined, the Interest Payment Dates on which any such interest will be payable and the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months;

        (7) the place or places where the principal of (and premium or Make-Whole Amount as defined in the Indenture, if any), interest, if any, and Additional Amounts, if any, payable in respect of, such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of, transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

        (8) the period or periods within which, the price or prices (including premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which and other terms and conditions upon which such Debt Securities may be redeemed in whole or in part, at the option of the Company, if the Company is to have the option;

        (9) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

        (10) whether such Debt Securities will be in registered or bearer form and terms and conditions relating thereto, and, if other than $1,000 and any integral multiple thereof, the denominations in which any registered Debt Securities will be issuable and, if other than $1,000 the denomination or denominations in which any bearer Debt Securities will be issuable;

        (11) if other than United States dollars, the currency or currencies in which such Debt Securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies;

        (12) whether the amount of payments of principal (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts will be determined;

        (13) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

        (14) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified;

        (15) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture;

        (16) whether such Debt Securities will be issued in certificated or book-entry form;

        (17) the applicability, if any, of the defeasance provisions of the applicable Indenture;

        (18) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); and

        (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

CONVERSION RIGHTS

     (1) The terms, if any, on which Debt Securities of any series may be converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, the holders of Debt Securities of any series ("Holders") may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.8% or more of the then outstanding shares of Common Stock.

     (2) The conversion price will be subject to adjustment under certain conditions, including (a) the payment of dividends (and other distributions) in shares of Common Stock; (b) subdivisions, combinations and reclassifications of shares of Common Stock; (c) the issuance to all or substantially all holders of shares of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share of Common Stock) less than the then current market price; and
(d) distributions to all or substantially all holders of shares of Common Stock or shares of any other class, of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all its assets to any other trust or corporation, the Holders shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each share of Common Stock.

     (3) A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provision for such an adjustment) might result in a constructive distribution to the Holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debt Securities of such series and its actions in so doing shall be final and conclusive.

     (4) Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     (5) The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion.

CERTAIN COVENANTS

  Merger, Consolidation or Sale

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under an Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an Officers' Certificate and legal opinion covering such conditions shall be delivered to the Trustee.

  Optional Redemption

     The Debt Securities of any series that are convertible into shares of Common Stock will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Company's status as a REIT at the option of the Company on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. See DESCRIPTION OF CAPITAL
STOCK -- "Redemption and Restrictions on Transfer."

  Dividends, Distributions and Acquisitions

     The Indenture provides that the Company will not (a) declare or pay any dividend or make any distribution on its shares of Common Stock or to holders of its shares of Common Stock (other than dividends or distributions payable in its shares of Common Stock or other than as the Company determines is necessary to maintain its status as a REIT) or (b) purchase, redeem or otherwise acquire or retire for value any of its shares of Common Stock or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

  Additional Covenants

     Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relative thereto.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture that are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security.

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under the Indenture have the right to waive compliance by the Company with certain covenants in the Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of either of its property; and (h) any other Event of Default provided with respect to such series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary as defined in Regulation S-X promulgated under the Securities Act of the Company.

     If an event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustees or Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company and to the Trustee if given by the Holders. However, at any time after such declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any) or interest, with respect to the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.

     A Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture; provided, however, that a Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders.

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof.

BOOK-ENTRY SYSTEM

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Global Security or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for any Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount, interest or Additional Amounts in respect of the Global Security representing such Debt Securities will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Such payments will be the responsibility of such Participants.

     If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of Ohio.

                            DESCRIPTION OF WARRANTS

     The Company may issue, together with any other series of Securities offered or separately, Warrants entitling the holder to purchase from or sell to the Company, or to receive from the Company the cash value of the right to purchase or sell, Debt Securities, shares of Preferred Stock or Common Stock. The Warrants are to be issued under a Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the applicable Prospectus Supplement relating to the particular issue of Warrants. Copies of the form of Warrant Agreement, including the form of Warrant Certificate representing the Warrants (the "Warrant Certificates"), are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     In the case of each series of Warrants, the applicable Prospectus Supplement will describe the terms of the Warrants being offered thereby, including the following, if applicable: (a) the offering price; (b) the currencies in which such Warrants are being offered; (c) the number of Warrants offered; (d) the securities underlying the Warrants; (e) the exercise price, the procedures for exercise of the Warrants and the circumstances, if any, that will cause the Warrants to be deemed to be automatically exercised; (f) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (g) U.S. federal income tax consequences; and (h) other terms of the Warrants.

     Warrants may be exercised at the appropriate office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of Warrants entitling the holder to purchase any securities, holders of such Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments made to holders of such securities.

     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the Warrants.

                          DESCRIPTION OF COMMON STOCK
                              AND PREFERRED STOCK

GENERAL

     The Company is authorized to issue 40,000,000 shares of Common Stock, $1.00 par value per share. The Company had outstanding 16,079,931 shares of common stock, $1.00 par value per share (the "Common Stock"), on September 30, 1996. The shares constitute the only class of outstanding voting securities of the Company.

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, $1.00 par value per share. No shares of Preferred Stock (the "Preferred Stock") were outstanding on September 30, 1996. The Company has authorized the issuance of 13,000 shares of Junior Participating Stock, Series A ("Series A Preferred Stock") which is discussed below.

     The following statements with respect to the capital stock of the Company are subject to detailed provisions of the Company's Certificate of Incorporation, as amended (the "Certificate"), and the Company's By-Laws (the "By-Laws") as currently in effect. These statements do not purport to be complete, or to give full effect of the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Certificate and By-Laws which are filed as exhibits to the registration statement.

SERIES A PREFERRED STOCK

     On July 19, 1994, the Board of Directors of the Company authorized the issuance of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-thousandth of a share of Junior Participation Preferred Stock, Series A, par value $1.00 per share ("Series A Preferred Stock"), of the Company at a price of $48. The number of Rights outstanding and Series A Preferred Stock issuable upon exercise, as well as the Series A Preferred Stock purchase price, are subject to customary antidilution adjustments.

     The Rights are evidenced by the certificates for shares of Common Stock, and in general are not transferable apart from the Common Stock or exercisable until after a party has acquired beneficial ownership of, or made a tender offer for 15% or more of the outstanding Common Stock of the Company (an "Acquiring Person"), or the occurrence of other events as specified in a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. Under certain conditions as specified in the Rights Agreement, including but not limited to, the acquisition by a party of 15% or more of the outstanding Common Stock of the Company, or the acquisition of the Company in a merger or other business combination, each holder of a Right (other than an Acquiring Person, whose Rights will be void) will receive upon exercise thereof and payment of the exercise price that number of shares of Common Stock of the Company, or of the other party, as applicable, having a market value of two times the exercise price of the Right.

     The Rights expire on August 5, 2004, and until exercised, the holder thereof, as such, will have no rights as a stockholder of the Company. At the Company's option, the Rights may be redeemed in whole at a price of $.01 per Right at any time prior to becoming exercisable. In general, the Company may also exchange the Rights at a ratio of one share of Common Stock per Right after becoming exercisable but prior to the acquisition of 50% or more of the outstanding shares of Common Stock by any party.

     Series A Preferred Stock issuable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will have 1,000 votes and will be entitled to (a) a minimum preferential quarterly dividend payment equal to the greater of $25.00 per share or 1,000 times the amount of the dividends per share paid on the Common Stock, (b) a liquidation preference in an amount equal to the greater of $100 or 1,000 times the amount per share paid on the

Common Stock, and (c) a payment in connection with a business combination (in which shares of Common Stock are exchanged) equal to 1,000 times the amount per share paid on the Common Stock.

COMMON STOCK

     Holders of the shares of Common Stock are entitled to receive dividends when declared by the Board of Directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of Preferred Stock then outstanding. Holders of the shares of Common Stock have one vote per share and noncumulative voting rights, which means that holders of more than 50% of the shares of voting Common Stock can elect all the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of any voluntary or involuntary liquidation or dissolution of the Company, holders of the shares of Common Stock are to share ratably in the distributable assets of the Company remaining after the satisfaction of the prior preferential rights of the holders of the shares of Preferred Stock and the satisfaction of all debts and liabilities of the Company. Holders of the shares of Common Stock do not have preemptive rights. The transfer agent for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in that Prospectus Supplement. The description set forth below is subject to and qualified in its entirety by reference to the Certificate fixing the preferences, limitations and relative rights of a particular series of Preferred Stock.

  General

     Under the Certificate, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Preferred Stock, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as the Board of Directors shall approve.

     The Preferred Stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (a) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (b) the price at which such series will be issued; (c) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (d) any redemption or sinking fund provisions of such series; (e) any conversion provisions of such series; and (f) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of Preferred Stock and, in all cases, will be senior to the shares of Common Stock.

  Dividend Rights

     Holders of the shares of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

     If the applicable Prospectus Supplement so provides, as long as any shares of Preferred Stock are outstanding, no dividends will be declared or paid or any distributions be made on the Common Stock, other than a dividend payable in shares of Common Stock, unless the accrued dividends on each series of Preferred Stock have been fully paid or declared and set apart for payment and the Company shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of Preferred Stock.

     If the applicable Prospectus Supplement so provides, when dividends are not paid in full upon any series of Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with such series of Preferred Stock, all dividends declared upon such series of Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of Preferred Stock and such other series will in all cases bear to each other the same ratio that accrued in dividends per share on such series of Preferred Stock and such other series bear to each other.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable Prospectus Supplement, no series of Preferred Stock will be entitled to participate generally in the earnings or assets of the Company.

  Rights Upon Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders the amount stated or determined on the basis set forth in the Prospectus Supplement relating to such series, which may include accrued dividends, if such liquidation, dissolution or winding up is involuntary or may equal the current redemption price per share (otherwise than for the sinking fund, if any, provided for such series) provided for such series set forth in such Prospectus Supplement, if such liquidation, dissolution or winding up is voluntary, and on such preferential basis as is set forth in such Prospectus Supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of Preferred Stock are not paid in full, the holders of shares of Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable Prospectus Supplement. The rights, if any, of the holders of any series of Preferred Stock to participate in the assets of the Company remaining after the holders of other series of Preferred Stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up the Company will be described in the Prospectus Supplement relating to such series.

  Redemption

     A series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption shall specify the number of shares of such series that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If, after giving notice of redemption to the holders of a series of Preferred Stock, the Company deposits with a designated bank funds sufficient to redeem such shares of Preferred Stock, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert such shares into other classes of capital stock of the Company. The redemption price will be stated in the Prospectus Supplement relating to a particular series of Preferred Stock.

     Except as indicated in the applicable Prospectus Supplement, the Preferred Stock is not subject to any mandatory redemption at the option of the holder.

  Sinking Fund

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

  Conversion Rights

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Common Stock or another series of Preferred Stock. The Preferred Stock will have no preemptive rights.

  Voting Rights

     Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by Delaware law, a holder of Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, in the event the Company issues full shares of any series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of Preferred Stock are entitled to vote.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of all series of Preferred Stock, voting as a separate voting group, will be required for (a) the authorization of any class of stock ranking prior to or on parity with shares of Preferred Stock or the increase in the number of authorized shares of any such stock, (b) any increase in the number of authorized shares of shares of Preferred Stock, and (c) certain amendments to the Articles that may be adverse to the rights of Preferred Stock outstanding.

  Transfer Agent and Registrar

     The transfer agent, registrar and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the shares of Preferred Stock have the right to vote on any matter.

REDEMPTION AND RESTRICTIONS ON TRANSFER

     In order to preserve the Company's status as a REIT as defined in the Code, the Company can redeem or stop the transfer of its shares. The Company's Certificate of Incorporation provides that the Company is organized to qualify as a REIT. Because the Code provides that the concentration of more than 50% in value of the direct or indirect ownership of its shares in five or fewer individual stockholders during the last six months of any year would result in the disqualification of the Company as a REIT, the Company's Certificate of Incorporation provides that the Company has the power to treat any transfer or issuance resulting in the 9.8% to be exceeded as null and void and treat the stockholder as holding the securities on behalf of the Company.

REIT QUALIFICATION

     Generally, for each taxable year during which the Company qualifies as a real estate investment trust, it will not be taxed on the portion of its taxable income (including capital gains) that is distributed to stockholders. Any undistributed income or gains will be taxed to the Company at regular corporate tax rates. The Company will be subject to tax at the highest corporate rate on its net income from foreclosure property, regardless of the amount of its distributions. The highest corporate tax rate is currently 35%. Failure to qualify could result in the Company's incurring indebtedness and perhaps liquidating investments in order to pay the resulting taxes.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Securities to or through underwriters or may sell Offered Securities to investors directly or through designated agents. Any such underwriter or agent involved in the offer or sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in the Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and or from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions, or commissions allowed by the underwriters to participating dealers would be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less or more than the respective amount stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made with commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (a) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (b) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. The commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect to this delivery or performance of Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio.

                                    EXPERTS

     The consolidated financial statements of Health Care REIT, Inc. appearing in Health Care REIT, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUSES. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary................   S-2
The Company..................................   S-5
Use of Proceeds..............................   S-8
Recent Developments..........................   S-8
Price Range of Shares and Distribution
  History....................................   S-8
Capitalization...............................   S-9
Selected Financial Information...............  S-10
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................  S-11
Management and Directors.....................  S-16
Description of the Notes.....................  S-17
Description of Other Indebtedness............  S-24
Taxation.....................................  S-25
Underwriting.................................  S-27
Legal Matters................................  S-28
Experts......................................  S-28

PROSPECTUS DATED JANUARY 7, 1998
Available Information........................     2
Incorporation of Certain Documents by
  Reference..................................     2
The Company..................................     3
Use of Proceeds..............................     3
Ratio of Earnings to Fixed Charges...........     3
Description of Debt Securities...............     3
Description of Warrants......................    11
Description of Common Stock and Preferred
  Stock......................................    12
Plan of Distribution.........................    16
Legal Opinions...............................    17
Experts......................................    17

PROSPECTUS DATED FEBRUARY 4, 1997
Available Information........................     2
Incorporation of Certain Documents by
  Reference..................................     2
The Company..................................     3
Use of Proceeds..............................     3
Ratio of Earnings to Fixed Charges...........     3
Description of Debt Securities...............     3
Description of Warrants......................    11
Description of Common Stock and Preferred
  Stock......................................    13
Plan of Distribution.........................    17
Legal Opinions...............................    18
Experts......................................    18

HEALTH CARE REIT LOGO

$150,000,000

      % NOTES DUE AUGUST    , 2007

DEUTSCHE BANC ALEX. BROWN

UBS WARBURG

LEGG MASON WOOD WALKER
                            INCORPORATED

RAYMOND JAMES
PROSPECTUS SUPPLEMENT

AUGUST   , 2001